REVOLVING CREDIT NOTE

           THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF ANY INTEREST IN THIS NOTE OR OF ANY PARTICIPATION IN THE LOANS THIS NOTE EVIDENCES IS CONDITIONAL AND SHALL BE INEFFECTIVE IF THE NEW JERSEY CASINO CONTROL COMMISSION DISAPPROVES.


 $11,333,340.00                             As of May 2, 1996

       GNOC, Corp., a corporation organized under the laws of the State of New Jersey (the "Borrower"), for value received, hereby promises to pay to the order of First Union National Bank (the "Bank") on June 30, 1998, in lawful money of the United States of America and in immediately available funds, the principal sum of ELEVEN MILLION THREE HUNDRED THIRTY THREE THOUSAND THREE HUNDRED FORTY DOLLARS or such lesser unpaid principal amount as shall be outstanding hereunder, together with interest from the date hereof on the unpaid principal balance of this Revolving Credit Note, payable on the dates and at the rate provided for in the Second Amended and Restated Loan Agreement dated as of May 2, 1996 by and among the undersigned, First Union National Bank and Midlantic Bank, National Association (the "Agreement"). In no event shall the interest rate payable hereon exceed the maximum rate of interest permitted by law. Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

       The holder of this Revolving Credit Note is authorized to record in its books and records (whether electronically or manually maintained), pursuant to Section 2.03 of the Agreement, the date and principal amount of each Revolving Credit Loan made by the Bank, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto. Such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the Bank to make such recordation shall not affect the obligations of the Borrower hereunder or under the Agreement. The aggregate unpaid principal amount of all Revolving Credit Loans set forth in such schedule shall be presumptive evidence of the principal amount owing and unpaid on this Revolving Credit Note.

       This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, and is entitled to the benefits and is subject to the terms of the Agreement. The principal of this Revolving Credit Note is repayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.

       Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Revolving Credit Note are hereby waived.

       Upon the occurrence of any Event of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note may be declared to be immediately due and payable, all as provided in the Agreement.

       This Revolving Credit Note shall be construed and enforceable in accordance with, and be governed by the internal laws of the State of New Jersey.

       This Revolving Credit Note may not be changed orally, but only by an instrument in writing executed pursuant to the provisions of Section 9.01 of the Agreement.

                           GNOC, CORP.

                           By:
                           Donna M. Graham
                           Vice President and Chief
                           Financial Officer

     REVOLVING CREDIT NOTE

            THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF ANY INTEREST IN THIS NOTE OR OF ANY PARTICIPATION IN THE LOANS THIS NOTE EVIDENCES IS CONDITIONAL AND SHALL BE INEFFECTIVE IF THE NEW JERSEY CASINO CONTROL COMMISSION DISAPPROVES.


  $8,666,660.00                             As of May 2, 1996

       GNOC, Corp., a corporation organized under the laws of the State of New Jersey (the "Borrower"), for value received, hereby promises to pay to the order of Midlantic Bank, National Association(the "Bank") on June 30, 1998, in lawful money of the United States of America and in immediately available funds, the principal sum of EIGHT MILLION SIX HUNDRED SIXTY SIX THOUSAND SIX HUNDRED AND SIXTY DOLLARS or such lesser unpaid principal amount as shall be outstanding hereunder, together with interest from the date hereof on the unpaid principal balance of this Revolving Credit Note, payable on the dates and at the rate provided for in the Second Amended and Restated Loan Agreement dated as of May 2, 1996 by and among the undersigned, First Union National Bank and Midlantic Bank, National Association (the "Agreement"). In no event shall the interest rate payable hereon exceed the maximum rate of interest permitted by law. Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

       The holder of this Revolving Credit Note is authorized to record in its books and records (whether electronically or manually maintained), pursuant to Section 2.03 of the Agreement, the date and principal amount of each Revolving Credit Loan made by the Bank, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto. Such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the Bank to make such recordation shall not affect the obligations of the Borrower hereunder or under the Agreement. The aggregate unpaid principal amount of all Revolving Credit Loans set forth in such schedule shall be presumptive evidence of the principal amount owing and unpaid on this Revolving Credit Note.

       This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, and is entitled to the benefits and is subject to the terms of the Agreement. The principal of this Revolving Credit Note is repayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.

       Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Revolving Credit Note are hereby waived.

       Upon the occurrence of any Event of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note may be declared to be immediately due and payable, all as provided in the Agreement.

       This Revolving Credit Note shall be construed and enforceable in accordance with, and be governed by the internal laws of the State of New Jersey.

       This Revolving Credit Note may not be changed orally, but only by an instrument in writing executed pursuant to the provisions of Section 9.01 of the Agreement.

                           GNOC, CORP.

                           By:
                           Donna M. Graham
                           Vice President and Chief
                           Financial Officer

      THE SALE, ASSIGNMENT, TRANSFER, OR OTHER DISPOSITION OF ANY INTEREST IN THE LOANS MADE UNDER THIS AGREEMENT OR OF ANY PARTICIPATION IN THE LOANS MADE UNDER THIS AGREEMENT IS CONDITIONAL AND SHALL BE INEFFECTIVE IF THE NEW JERSEY CASINO CONTROL COMMISSION DISAPPROVES.

      SECOND AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") dated as of May 2, 1996 among GNOC, Corp. (the "Borrower"), First Union National Bank ("First Union") and Midlantic Bank, National Association ("Midlantic"; First Union and Midlantic are sometimes hereinafter referred to as the "Banks") and First Union as agent.


                            RECITALS

      A. The Borrower, GNAC, Corp. and GNF, Corp. as guarantors and the Banks entered into a loan agreement dated April 16, 1993 in which the Banks extended credit to the Borrower on a revolving basis in an amount up to $20,000,000 which loan agreement was amended by the first amendment to loan agreement dated as of December 31, 1993 (the "First Agreement").

      B. The Borrower, GNAC, Corp. as guarantor and the Banks entered into an amended and restated loan agreement dated as of September 30, 1994, (the "Existing Agreement") among other things, releasing GNF, Corp. as guarantor and extending the maturity of the obligations under the First Agreement.

      C. The Borrower and GNAC, Corp. merged on December 19, 1995 with the Borrower being the surviving corporation.

      D. The Borrower and the Banks wish to enter into a second amended and restated loan agreement, among other things, extending the maturity of the obligations under the Existing Agreement.


      NOW, THEREFORE, in consideration of the agreement of the parties contained herein, the parties hereto agree as follows:

        ARTICLE I

        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Affiliate" of any Person means any other Person which, directly or indirectly, controls or is controlled by, or is under common control with such Person. For the purposes of the preceding sentence, "controls" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, ten percent (10%) or more (on a fully diluted basis) of the outstanding shares of any class of capital stock of such Person (or in the case of any Person that is not a corporation, ten percent (10%) or more (on a fully diluted basis) of any class of equity interest).

      "Agent" means First Union National Bank in its capacity as agent or any Person that is appointed as a successor agent pursuant to the terms of this Agreement.

      "Agreement" means this second amended and restated loan agreement, as amended, supplemented or modified from time to time in accordance with its terms.

      "Amortization" means, for any Person during any period, all amounts which would, in accordance with GAAP, be included under amortization on a statement of cash flow for such Person during such period.

      "Assignment of Leases" means the Assignment of Leases and Rents dated April 16, 1993 which was executed and delivered by the Borrower and GNAC as collateral security for the obligations of the Borrower and GNAC under the First Agreement as modified by the Mortgage Modification Agreement to provide that such assignment acts as collateral security for the obligations of the Borrower and GNAC under the Existing Agreement, and as further modified by the Second Mortgage Modification Agreement to provide that such assignment acts as collateral security for the obligations of the Borrower under this Agreement.

      "Bally Entertainment" means Bally Entertainment Corporation, a Delaware corporation.

      "Banks" means on the Closing Date, First Union and Midlantic, and thereafter means First Union, Midlantic and their successors or permitted assignees.

      "Board of Directors" of any Person means the Board of Directors of such Person or any authorized committee of the Board of Directors.

      "Burdensome Restriction" means as to any Person, any provision in any Contractual Obligation that has a Material Adverse Effect.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of New Jersey.

      "Capital Expenditures" means as to any Person all amounts which would be defined as capital expenditures on the financial statement of such Person in accordance with GAAP.

      "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of any Person.

      "Cash Equivalents" means securities issued or directly and fully guaranteed by the United States Government having maturities of not more than 30 days from the date of acquisition.

      "Casino Control Commission" means the New Jersey Casino Control Commission or any successor agency appointed pursuant to the Casino Control Act.

      "Casino Hotel" means the casino hotel presently known as Bally's Grand Casino Hotel and any additions thereto or improvements thereof.

      "CEO" means the chief executive officer of any Person.

      "CFO" means the chief financial officer of any Person.

      "Closing Date" means May 2, 1996.

      "Code" means the Internal Revenue Code of 1986 and regulations promulgated thereunder, all as amended from time to time.

      "Collateral" means the real and personal property described in the Mortgage and the Assignment of Leases as security for the obligations of the Borrower hereunder.

      "Compliance Certificate" means a certificate in the form of Exhibit 5.04(e) properly completed and signed by the CFO of the Borrower.

      "Commitment" means $20,000,000 as such amount may be reduced from time to time in accordance with the terms of this Agreement.

      "Commitment Fees" means the fees payable under Section 2.04(b) hereof.

      "Commitment Percentage" shall initially mean 56.6667% with respect to First Union and 43.3333% with respect to Midlantic. Such Commitment Percentages may be modified or assigned to other Persons from time to time in accordance with the terms of this Agreement and shall be the percentages as so modified and/or assigned.

      "Confidential Information" has the meaning given to such term in
 Section 9.14 hereof.

      "Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation.

      "Consolidating" refers to the separation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.

      "Contingent Liabilities" means as to any Person, all obligations under standby letters of credit issued for the account of such Person and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor (except for obligations to purchase property which are undertaken solely for the purpose of acquiring such property and not for the purpose of indirectly guaranteeing the primary obligation), (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the Net Worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Liabilities shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

      "Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person or any of its property is bound.

      "CRDA" means the Casino Reinvestment Development Authority.

      "Depreciation" means for any Person all amounts which would, in accordance with GAAP, be included under depreciation on a statement of income or cash flows for any applicable determination period.

       "Disqualified Preferred Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than in connection with the maintenance of Gaming Licenses), or redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date.

      "EBITDA" means with respect to any Person for any period, the sum of
 (a) Net Income, plus (b) any Extraordinary Losses reflected in such Net Income amount, minus (c) any Extraordinary Gains reflected in such Net Income amount, plus (d) Interest Expense for such period, plus (e) the aggregate amount of Taxes on or measured by income of such Person for such period (whether or not paid during that period), plus (f) Depreciation, Amortization and all other non-cash expenses for such period, in each such case determined in accordance with GAAP and, in the case of items (d) and
 (e) only to the extent deducted in the determination of Net Income for such period.

      "Environmental Concern Materials" means (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollution, contaminate, or any related material, raw material, substance, product or by-product of any substance, specified in or regulated or otherwise affected by any Environmental Law (including, but not limited to, any "hazardous substance" as defined in any Environmental Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, specified in or regulated or otherwise affected by any Environmental Law and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea-formaldehyde, specified in or regulated or otherwise affected by any Environmental Law.

      "Environmental Laws" means all applicable laws, regulations and other requirements of Governmental Authorities relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic material or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder, all as amended from time to time.

      "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

      "Event of Default" or "Events of Defaults" has the meaning given such term in Section 7.01 of this Agreement.

      "Extraordinary Gains" has the meaning given to such term  under GAAP.

      "Extraordinary Losses" has the meaning given to such term under GAAP.

      "Financing Lease" means any lease of property, real or personal, if the then-present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

      "First Union" means First Union National Bank.

      "Fiscal Quarter" means the following three month periods of each Fiscal Year: January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

      "Fiscal Year" means that period commencing on January 1 and ending on December 31 of each year or such other period as the Borrower may designate and the Banks may approve.

      "Funded Debt" means as of any date for any Person the sum of (a) the aggregate amount of Indebtedness for Borrowed Money by such Person on that date, plus (b) the aggregate amount of all Financing Lease obligations of such Person on that date.

      "Funded Debt Ratio" means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio of (a) Funded Debt as of that date, to (b) EBITDA for the fiscal period consisting of the Fiscal Quarter then ending and the three immediately preceding Fiscal Quarters.

      "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, as developed, modified and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

      "Gaming License" means any license, franchise or other authorization required to be obtained from any Governmental Authority to conduct casino gaming at the Casino Hotel.

      "GNAC" means GNAC, Corp., which on December 19, 1995 merged with the Borrower.

      "GNF" means GNF, Corp.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Ground Lease" means the Amended and Restated Ground Lease dated May 2, 1996 by and between the Borrower and Bally's Park Place, Inc. under which the Borrower has leased from Bally's Park Place, Inc. the property on which the New Hotel Tower is to be built.

      "Indebtedness" means with respect to any Person any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property purchased, except any such balance that shall constitute a trade payable or an accrued liability arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a Consolidated basis in accordance with GAAP. "Indebtedness" shall also include, to the extent not otherwise included,
 (a) any Financing Lease obligations, (b) obligations for borrowed money secured by a Lien to which any property or asset owned by such Person is subject, whether or not such obligations secured thereby shall have been assumed, and (c) guaranties of items which would be included within this definition (exclusive of whether such items would appear upon such balance sheet).

      "Indebtedness for Borrowed Money" of any Person means Indebtedness of such Person excluding Contingent Liabilities of such Person but including any obligations of such Person with respect to standby letters of credit.

      "Indemnified Party" and "Indemnified Parties" means the Banks and the directors, officers, trustees, employees, agents, attorneys and controlling shareholders of the Banks.

      "Indenture" means the indenture dated as of March 10, 1993 by and among GNF, as obligor, GNAC as guarantor, the Borrower, and Amalgamated Bank of Chicago as Trustee, pursuant to which was issued certain notes in the principal amount of $275,000,000 due in the year 2003.

      "Independent Certified Public Accountant" means Ernst & Young, LLP or any other independent certified public accountants selected by the Borrower which accounting firm is reasonably satisfactory to the Banks.

      "Intellectual Property" of any Person means all trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for the conduct of such Person's business.

      "Intercreditor Agreement" means the intercreditor agreement among the Banks, the Borrower, GNAC, Corp., GNF and the Trustee dated April 16, 1993 as modified by the Modification to the Intercreditor Agreement dated as of May 2, 1996.

      "Interest Coverage Ratio" of any Person for any period, means the ratio of (a) the sum of Net Income plus (i) any Extraordinary losses reflected in such Net Income amount, minus (ii) any Extraordinary Gains reflected in such Net Income amount, plus (iii) Taxes, plus (iv) Interest Expense, plus (v) Depreciation, and plus (vi) Amortization of such Person for such period to (b) Interest Expense of such Person for such period.

      "Interest Expense" of any Person for any period means any amount which, in conformity with GAAP, is included as interest expense on an income statement of such Person excluding (a) amortization of debt issuance costs and (b) amortization of original issue discount or premium.

      "Investment" by any Person means, directly or indirectly, (a) any advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others for which such Person has not been reimbursed) or any purchase or acquisition by such Person of any stock, bonds, notes, debentures or other securities issued or owned by, any other Person, and (b) the purchase of all or substantially all of the assets of any Person.

      "Lien" means, with respect to the property of any Person, any mortgage, pledge, hypothecation, assignment, deposit arrangement (excluding demand deposit accounts maintained for operational purposes in the ordinary course of business and other deposit accounts that constitute Permitted Investments), encumbrance, lien (statutory or other), or any preference, priority, charge or other security interest or preferential arrangement of any kind or nature whatsoever that encumbers such property (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

      "Loan Documents" refers to this Agreement, the Mortgage, the Assignment of Leases, Supplemental Mortgage and Security Agreement with Assignment of Rents, Supplemental Assignment of Leases, the Option to Lease Agreement and the Revolving Credit Notes, as each may be further modified or amended from time to time.

      "Long-Term Lease" means any lease of real or personal property by any Person as lessee which expires more than five years from the date upon which such lease becomes effective.

      "Margin Stock" has the same meaning that Regulation U of the Board of Governors of the Federal Reserve System gives to that term.

      "Material Adverse Effect" means a material adverse effect on (a) the financial condition, business or operations of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents, (c) the validity of enforceability of this Agreement, the notes or the other Loan Documents or (d) the value of the Collateral or the ability of the Agent to exercise its rights under the Loan Documents with respect to the Collateral for the benefit of the Banks.

      "Maturity Date" means June 30, 1998.

      "Midlantic" means Midlantic Bank, National Association.

      "Mortgage" means the mortgage, security agreement and assignment of rents dated April 16, 1993 as modified by the Mortgage Modification Agreement dated September 30, 1994 and the Second Mortgage Modification Agreement, and securing the obligations of the Borrower under this Agreement and under the Revolving Credit Notes.

      "Mortgaged Property" means, collectively, the property described in the Mortgage, including the Casino Hotel and the Supplemental Mortgage and Security Agreement with Assignment of Rents, including the New Hotel Tower.

      "Net Income" for any Person during any period, means the net income (or deficit) of such Person for such period, determined in accordance with GAAP.

      "Net Worth" means with respect to any Person, as of any date, the Stockholders' Equity of such Person after deducting each of the following:
 (i) such portion of the assets which is attributable to interests held by Persons other than such Person and its subsidiaries (to the extent not already deducted from Stockholders' Equity), and (ii) treasury stock (to the extent not already deducted from Stockholders' Equity).

      "New Hotel Tower" means the building addition to the Casino Hotel which contain approximately 308 hotel rooms and related facilities to be constructed by the Borrower on the Mortgaged Property.

      "Option to Lease Agreement" means the option to lease agreement dated May 2, 1996 among Bally's Park Place, Inc., Amalagamated Bank of Chicago and the Agent.

      "Participant Bank" means any bank to which a Bank has sold a participation in the Revolving Credit Loans under Section 9.08.

      "Permitted Indebtedness" means (a) borrowings funded under the Indenture, (b) the Revolving Credit Loans, (c) Indebtedness reflected in the financial statements mentioned in Section 4.04 or listed in Schedule 4.06, attached hereto, (d) obligations arising under the Tax Sharing Agreement, (e) Indebtedness owed to Affiliates of the Borrower incurred in connection with services rendered in a manner consistent with past practices in an aggregate of not more than $5,000,000 at any one time, and
 (f) other Indebtedness in an aggregate amount not more than $5,000,000,

      "Permitted Investments" means (a) investments by Subsidiaries of the Borrower in the Borrower; (b) commercial paper rated, on the date of acquisition, P-1 by Moody's or A-1 by Standard & Poor's with maturities not to exceed 180 days after the date of acquisition; (c) certificates of deposit of United States commercial banks (having a combined capital and surplus in excess of $300,000,000) with maturities not to exceed 180 days after the date of acquisition; (d) obligations of, or guaranteed by, the United States government or any agency thereof with maturities not to exceed 180 days after the date of acquisition; (e) money market funds organized under the laws of the United States or any state thereof that invest substantially all their assets in any of the types of investments described in subclause (b), (c) or (d) of this definition; (f) any temporary investment deemed to be cash equivalents under GAAP which is made by the Borrower with either of the Banks; (g) negotiable instruments held for collection in the ordinary course of business; (h) outstanding travel, moving and other like advances to officers, employees and consultants; (i) lease, utility and other similar deposits; (j) stock, obligations or securities received in settlement of debts as a result of foreclosure, perfection or enforcement of any Lien, in each of the foregoing cases in the ordinary course of business; (k) sales of goods or services on credit terms consistent with past practices or as otherwise consistent with credit terms in common use in the casino industry; (l) loans to any employee in an amount not to exceed $250,000 for any individual and $1,000,000 for all employees in the aggregate; (m) loans to Bally's Park Place, Inc. that are payable on demand in an amount not to exceed $10,000,000, provided that, at the time any such loans are outstanding, there are no Revolving Credit Loans outstanding hereunder; (n) deposits with, or bonds issued by, the CRDA as may be required to comply with the New Jersey Casino Control Act; and (o) extensions of credit to customers of the Borrower pursuant to the Borrower's existing credit policies and consistent with past historical practices.

      "Permitted Liens" means (a) Liens securing the obligations funded by or arising under the Indenture, (b) Liens securing the Revolving Credit Loans, (c) Liens for Taxes not yet due and payable or being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves as required by GAAP consistently applied have been established and maintained, (d) deposits, Liens or pledges to secure payments of workers' compensation, unemployment or other insurance, (e) Liens arising from judgments in an aggregate amount (i) equal to or less than $500,000 entered against the Borrower or any Subsidiary, or (ii) greater than $500,000 entered against the Borrower, or any Subsidiary so long as such judgments are paid, discharged or bonded for appeal within 30 days after the entry thereof, (f) Liens arising by operation of law, such as those in favor of carriers, warehousemen and landlords incurred in the ordinary course of business for sums not yet due and payable or that are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves as required by GAAP consistently applied have been established and maintained, (g) Liens described in
 Schedule 1.01 attached hereto, (h) Liens described in Schedule B-2 of Title Commitment No. 9636-70009 issued by Chicago Title Insurance Company dated January 10, 1996 as continued through the date hereof, (i) Liens securing Permitted Indebtedness, (j) easements, rights of way, zoning and similar covenants and restrictions and other similar encumbrances or defects or irregularities in title which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business, and (k) leases or subleases granted to others not interfering in any material respect with the business of the Borrower.

      "Person" means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Plan" means an employee pension benefit plan within the meaning of
 Section 3(2) of ERISA (other than a multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, or any ERISA Affiliate is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Borrower, or any ERISA Affiliate.

      "Potential Default" means an event, condition or situation which with the giving of notice, the passage of time, or any combination of the foregoing, would constitute an Event of Default.

      "Prime Rate" means the rate of interest announced by First Union from time to time as its reference rate in making loans, which is not necessarily the rate of interest that it charges any particular class of customers.

      "Prohibited Transaction" has the meaning given to such term in Section 406 of ERISA or Section 4975 of the Code.

      "Reportable Event" has the meaning assigned to such term in Section4043(b) of ERISA or regulations issued thereunder, excluding events as to which the thirty (30) day notice period is waived pursuant to the regulations issued thereunder.

      "Required Banks": at any time, Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the Commitment Percentages; and if no Commitments remain outstanding it means Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the Revolving Credit Loans.

      "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule, regulation, interpretation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" means a CFO, CEO, President, Treasurer or General Counsel of the Borrower, as the context requires.

      "Restricted Payments" means (a) the declaration or payment by the Borrower of any dividend on, or any distribution to holders of, any shares of its Capital Stock, unless such dividend or distribution is solely in the form of Capital Stock of the Borrower or warrants or other rights to acquire such stock,
 (b) the purchase, redemption, acquisition or retirement for value of the Borrower's Capital Stock or any options, warrants or other rights to acquire such Capital Stock, or (c) any prepayment of amounts due under the Indenture prior to the Maturity Date.

      "Revolving Credit Loans" means the loan made pursuant to Section 2.01(a) hereof.

      "Revolving Credit Notes"  has the meaning given to such term in
 Section 2.03 hereof.

      "Second Mortgage Modification Agreement" means the mortgage modification agreement executed simultaneous with this Agreement by the Borrower and the Agent.

      "Stockholders' Equity" as of any date means, with respect to any Person, the amount of stockholders' equity (including all Capital Stock other than Disqualified Preferred Stock) that would appear on the balance sheet of such Person as of such date as determined in accordance with GAAP.

      "Subsidiary" means any corporation or other entity, more than fifty percent (50%) of the voting Capital Stock or other voting ownership interests of which is owned, directly or indirectly, by the Borrower (as the context requires).

      "Supplemental Mortgage and Security Agreement with Assignment of Rents" means the supplemental mortgage and security agreement with assignment of rents executed and delivered simultaneous with this Agreement by the Borrower encumbering Borrower's leasehold interest in the Ground Lease and securing its obligations under this Agreement and under the Revolving Credit Notes.

      "Supplemental Assignment of Leases" means the supplemental assignment of leases executed and delivered simultaneous with this Agreement by the Borrower to secure its obligations under this Agreement and under the Revolving Credit Notes.

      "Taxes" means any amounts paid by a Person to any Governmental Authority and which would be classified as taxes, assessments, other governmental charges or levies in accordance with GAAP.

      "Tax Sharing Agreement" means the tax sharing agreement between the Borrower, GNAC, Corp., GNF and Bally Entertainment dated February 28, 1993.

      "Trustee" means the trustee under the Indenture.

      "Unqualified Opinion" means the opinion of Independent Certified Public Accountants opining that the financial statements of any Person were prepared in accordance with GAAP, consistently applied by such Person, without qualification as to (a) the scope of the audit undertaken with respect to such opinion, (b) such Person's status as a going concern, or
 (c) any other matter which the Banks reasonably deem to impact on facts or conditions that could have a Material Adverse Effect.

      "Upfront Fee" has the meaning given to that term in Section 2.04(a).

      SECTION 1.02.     Other Definitional Provisions.

      a. Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings defined herein when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto.

      b. As used herein and in the Loan Documents and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, shall have the respective meanings given to them under GAAP. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board , the Accounting Principles Board, or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants and the definitions relating to such financial covenants, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

      c. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
       ARTICLE II

        THE REVOLVING CREDIT LOANS

      SECTION 2.01.  The Revolving Credit Loans.

      a. Subject to the terms and conditions hereof, each Bank severally agrees to extend credit in the form of Revolving Credit Loans to the Borrower from the date hereof until the Maturity Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof. The aggregate unpaid principal amount of each Bank's Revolving Credit Loans at any one time outstanding shall not exceed such Bank's Commitment Percentage of the Commitment.

      b. Each disbursement of the Revolving Credit Loans shall be from all of the Banks ratably according to their respective Commitment Percentages. Each Revolving Credit Loan shall be in an aggregate amount of not less than $2,000,000 or multiples of $1,000,000 in excess thereof. Within the limits of the Commitment, Borrower may borrow, repay and reborrow Revolving Credit Loans under this Section.

      SECTION 2.02. Notices. Borrower shall notify the Agent by telephone by 11:00 A.M. at least one Business Day before the proposed borrowing date (confirmed by a written notice telecopied or otherwise delivered to the Banks within twenty-four hours of the telephonic notice in the form of
 Exhibit 2.02) for each Revolving Credit Loan, specifying the date and amount of the proposed Revolving Credit Loan, and the Agent in turn shall notify each other Bank of the proposed Revolving Credit Loan by 3:00 p.m. of the same day. On the specified borrowing date each Bank shall make available to the Agent by no later than 12:00 noon (Newark, New Jersey time), at its offices located at 550 Broad Street, Newark, New Jersey, in funds immediately available to the Agent, such Bank's ratable share of such Loan. Upon receipt of such funds by the Agent and upon fulfillment of the applicable conditions set forth in Article III, the Agent will immediately make such funds available to Borrower.

      SECTION 2.03. The Notes. The obligation of Borrower to repay the Revolving Credit Loans shall be evidenced by a promissory note of Borrower (a "Revolving Credit Note"), dated the date of this Agreement, payable to the order of each Bank in a principal amount equal to such Bank's Commitment Percentage of the Commitment and otherwise substantially in the form of Exhibit 2.03 attached hereto. Each Bank is hereby authorized to record on its books and records, the date and amount of each Loan made by such Bank, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any incorrect recordation shall not affect the obligations of the Borrower hereunder or under such Note. Each Revolving Credit Note shall be stated to mature on the Maturity Date.

      SECTION 2.04.  Fees

      a.     Upfront Fees.

           Borrower shall pay on the date hereof a pro rata non-refundable upfront fee (the "Upfront Fee") in the amount of $150,000 to the Agent for the account of the Banks.

      b.     Commitment Fees.

           .     Borrower shall pay to the Agent for the account of the
 Banks a non-refundable commitment fee (the "Commitment Fee") computed at the rate of one half of one percent (1/2%) per annum on the average daily undisbursed portion of the Commitment (to the extent that the Commitment has not been reduced or terminated pursuant to Section 2.05 hereof).

           2. The Commitment Fees shall be payable quarterly in arrears on the last day of March, June, September and December in each year, commencing on June 30, 1996, up to and including the Maturity Date.

      c. Agent's Fees. Borrower shall pay to the Agent a fee in the amount, on the dates and according to the terms of the Agent's fee letter.

      SECTION 2.05. Termination or Reduction of the Commitment; Repayment of Revolving Credit Loans.

      a. Borrower has the right at any time and from time to time, upon two (2) Business Days' prior written notice to the Banks, to ratably terminate the unused portions of the Commitment in whole or ratably reduce them in part, without penalty or premium. Any partial reduction of the Commitment shall be in the minimum aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof. Any termination or reduction of the Commitment hereunder shall be permanent, and the Commitment cannot thereafter be restored or increased without the written consent of the Banks.

      b. Borrower may at any time repay, in whole or, in a minimum aggregate amount of $1,000,000 as to any Revolving Credit Loan, in part, the outstanding principal amount of the Revolving Credit Loans, upon one Business Day's notice to the Banks. All such payments shall be applied pro rata between the Banks.

      SECTION 2.06. Interest. Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Loan from the date on which such Loan is disbursed until such principal amount has been repaid in full, payable monthly in arrears on the last Business Day of each calendar month at an annual rate equal to the Prime Rate plus one percent (1%), which annual rate shall change simultaneously with each change in the Prime Rate. The Commitment Fees and interest on the Revolving Credit Loans shall be computed on the basis of a year of 365 days or 366 days, as the case may be, for the actual number of days elapsed.

      SECTION 2.07.  Payments.

      a. Borrower will make all repayments and prepayments of principal of the Revolving Credit Loans, all payments of interest on the Revolving Credit Loans, and all payments of fees to the Agent, for the account of the Banks, at 550 Broad Street, Newark, New Jersey, in funds immediately available to the Agent, and the Agent will, by wire transfer, immediately distribute to each Bank, in funds immediately available to each Bank, each Bank's ratable share (calculated on the basis of the aggregate amounts then due each such Bank under the terms of this Agreement) of the amounts so received by the Agent. Funds received by the Agent later than 1:00 p.m. (Newark, New Jersey time) on the date due shall be deemed to have been paid on the next succeeding Business Day. All payments will be applied first to fees and expenses due under this Agreement, second to accrued and unpaid interest due under this Agreement, and third, to principal due under this Agreement.

      b. Whenever any payment to be made hereunder or under the Revolving Credit Notes shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest hereunder or under the Revolving Credit Notes or the fees, as the case may be.

      SECTION 2.08.  Reimbursement to Banks for Cost Increases Imposed By
 Law.

      a. If any Bank shall determine that the adoption of any applicable law, rule, governmental regulation or guideline (including those regarding capital adequacy), or any change therein, or any change in the interpretation or administration thereof, by any Governmental Authority, central bank or comparable authority charged with the interpretation or administration thereof, or the effectiveness after the date hereof of any of the foregoing which have been previously adopted but are not yet fully effective (including, but not limited to, each phase in the effectiveness of the "Risk-Based Capital Guidelines" which have been previously adopted by the United States Office of the Comptroller of the Currency and certain other United States banking regulatory agencies), or compliance by any Bank with any direction, requirement or request regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency: (1) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital is increased as a consequence of such Bank's obligations under this Agreement (taking into consideration such Bank's policies (in effect on the date hereof) with respect to capital adequacy and such Bank's targeted return on capital), or (2) subjects any Bank to any tax, duty or other charge, or changes the basis of taxation of the Revolving Credit Loans (other than income or franchise taxes payable by the Banks); then, upon receiving notice as described in subsection 2.08(b) from such Bank, the Borrower shall promptly pay to such Bank, any additional amounts as will compensate such Bank and/or any corporation controlling such Bank for such change.

      b. Each Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the basis for and the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of material error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

      SECTION 2.09. Mandatory Repayments. If at any time the aggregate unpaid principal amount of the Revolving Credit Loans shall be in excess of $20,000,000 (or such lesser amount which may be in effect after the Borrower has reduced the Commitment pursuant to Section 2.05), the Borrower shall immediately make a repayment of principal on the Revolving Credit Loans in an amount equal to such excess, together with accrued interest, on each amount being prepaid to and including the date of such repayment.

      SECTION 2.10     Taxes Related to Agreement.

      (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Bank hereunder, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

      b. Each Bank that is not incorporated under the laws of the United States of America or a state thereof shall:

           I. deliver to the Borrower and the Agent (A) two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

           ii. deliver to the Borrower and the Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

           iii. obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

 unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Borrower and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Bank or a Participant pursuant to Section 9.08 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Bank from which the related participation shall have been purchased.
       ARTICLE III

        CONDITIONS OF LENDING

      SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement. The obligations of each Bank under this Agreement are subject to the following conditions precedent:

      a. The execution and delivery of this Agreement by duly qualified officers of the Borrower.

      b. The execution and delivery by duly qualified officers of the Borrower of (i) the Second Mortgage Modification Agreement, (ii) the Supplemental Mortgage, Security Agreement with Assignment of Rents, (iii) the Supplemental Assignment of Leases and Rents, and the (iv) Option to Lease Agreement.

      c. The execution and delivery of the Revolving Credit Notes, payable to the order of each Bank, by a duly qualified officer of the Borrower.

      d. The Banks shall have received a certified copy of the Ground Lease satisfactory in form and substance to the Banks.

      e. The Banks shall have received a secretary's certificate for the Borrower satisfactory in form and substance to the Banks.

      f. The Banks shall have received a favorable opinion of counsel for Borrower, in form and substance satisfactory to the Banks.

      g. The Banks shall have received a reasonably current certificate, issued by the Secretary of State of New Jersey for the Borrower stating that the Borrower is a corporation duly incorporated and in good standing under the laws of New Jersey.

      h. The Agent shall have received an ALTA Standard Mortgagee Title Insurance Policy in form and content satisfactory to the Banks insuring the Mortgage as a first priority mortgage lien, pari passu with the mortgage granted to the Trustee pursuant to the Indenture.

      I. The Agent shall have received for the account of the Banks payment of the Upfront Fee.

      j. Pursuant to the terms of the Loan Documents, the Banks shall have a perfected security interest and mortgage interest in the Collateral pari passu in priority of lien and right of payment under the terms of the Intercreditor Agreement to the security and mortgage granted to the Trustee pursuant to the terms of the Indenture.

      k. The Agent shall have received proof that the Borrower has obtained and maintains all insurance required under the terms of the Loan Documents.

      l. The Banks shall have received a Phase I, and if requested a Phase II, environmental audit for the Mortgaged Property satisfactory in form and substance to each of the Banks.

      m. The Banks shall have received an appraisal of the Mortgaged Property satisfactory in form and substance to each of the Banks.

      n. The Banks shall have received copies of the merger agreement and certificate of merger for the merger between GNOC Corp. and GNAC Corp.

      o. The Banks shall have received a construction budget for the New Hotel Tower satisfactory in form and substance to each of the Banks.

      p. The Banks shall have received a certificate from the CFO of the Borrower certifying that the Interest Coverage Ratio for the four Fiscal Quarters ending December 31, 1995 was greater than 1.80 to 1.

      SECTION 3.02. Conditions Precedent to All Disbursements. The obligation of each Bank to make any Revolving Credit Loan is subject to the further conditions precedent that:

      a. The representations and warranties contained in this Agreement shall be accurate on and as of the date of such Revolving Credit Loan as though made on and as of such date unless the inaccuracy of such representation and warranty would not have a Material Adverse Effect, and, except to the extent that (i) such statements expressly are made only as of the date hereof and (ii) the Borrower has previously provided to the Banks written notice of any material change in the facts set forth in such representations and warranties.

      b. No Potential Default or Event of Default shall have occurred and be continuing, or will result from the making of such Revolving Credit
  Loan.
       ARTICLE IV

        REPRESENTATIONS AND WARRANTIES

      In order to induce the Banks to enter into this Agreement and to make the Revolving Credit Loans, the Borrower hereby represents and warrants to the Banks that the statements set forth in this Article IV are true, correct and complete.

      SECTION 4.01. Existence. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey. The Borrower has all requisite corporate power and authority to conduct its business and to own its properties and is duly qualified as a foreign corporation in good standing in all jurisdictions, if any, in which its failure so to qualify could have a Material Adverse Effect.

      SECTION 4.02.  Authorization; No Legal Bar; No Default.
 The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action, and do not and will not violate or conflict with any current provision of any Requirement of Law, including the Casino Control Act and any rules or regulations of the Casino Control Commission, or of the charter or by-laws of Borrower or result in a breach of or constitute a default under any indenture (including the Indenture), or other material instrument or agreement to which a Borrower is a party or by which it or its properties may be bound or affected.

      SECTION 4.03. Validity of the Loan Documents. The Loan Documents when duly executed and delivered will constitute, valid and legally binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or general principles of equity.

      SECTION 4.04. Financial Information. The Borrower has previously furnished to the Banks true and complete copies of the following financial statements: (a) the Consolidated balance sheet and statements of income, Stockholders' Equity and cash flows of the Borrower and its Subsidiaries as of December 31, 1995 audited by Ernst & Young, with additional Consolidating information, and (b) the Consolidated balance sheet and statements of income, Stockholders' Equity and cash flows of Bally Entertainment and its Subsidiaries as of December 31, 1995, audited by Ernst & Young. The aforementioned financial statements show all material liabilities, direct and contingent, and present fairly the financial position, the results of operations and cash flows at such dates and for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 31, 1995, there has been no material adverse change in the business, financial condition, operations or prospects of the Borrower.

      SECTION 4.05. Litigation. Except as disclosed in Schedule 4.05 attached hereto, there are no actions, suits or proceedings pending or threatened against Borrower or any of its respective properties before any court or governmental department, commission, board, bureau, agency, instrumentality (domestic or foreign) or other Governmental Authority that, if determined adversely to Borrower, would produce a Material Adverse Effect.

      SECTION 4.06. Disclosure of Indebtedness and Contingent Liabilities. Except for Indebtedness and Contingent Liabilities which in the aggregate total $500,000 or less, as of the date of this Agreement there are no Contingent Liabilities or Indebtedness of the Borrower and its Subsidiaries that are not disclosed on the financial statements mentioned in Section
 4.04 or by Schedule 4.06 attached hereto.

      SECTION 4.07. Taxes. Except as disclosed on Schedule 1.01, the Borrower and each of its Subsidiaries have been included in all Consolidated federal income tax returns and unitary state income and franchise tax returns required to be filed with respect to each entity before the date of this Agreement and all Taxes, assessments and charges shown to be due thereon have been paid, to the extent they were required to be paid before the date of this Agreement. The Borrower and each of its Subsidiaries have each filed all other tax returns and reports required to be filed before the date of this Agreement and each has paid all Taxes, assessments and charges shown to be due thereon, to the extent that they were required to be paid before the date of this Agreement. To the extent that Taxes, assessments or charges for periods before the date of this Agreement are imposed on the Borrower or any of its Subsidiaries, which additional Taxes, assessments or charges exceed those amounts previously paid by the Borrower or its Subsidiaries, adequate reserves for such amounts have been accrued in accordance with GAAP in the financial statements of the Borrower and its Subsidiaries.

      SECTION 4.08. Liens. The property and assets of Borrower are not subject to any Lien other than Permitted Liens.

      SECTION 4.09. Consents. No authorization, consent, approval, license, exemption by or filing or registration with any court or Governmental Authority (including the Casino Control Commission and the Board of Governors of the Federal Reserve System) is or will be necessary for the valid execution, delivery or performance by Borrower of the Loan Documents (except as may have been obtained prior to the execution of this Agreement).

       SECTION 4.10. ERISA. Each Plan maintained for employees of Borrower and covered by Title IV of ERISA is in good standing. No Reportable Event or material failure of compliance with the Code has occurred and is continuing with respect to any Plan.

      SECTION 4.11. Ownership of the Borrower. On the Closing Date Bally Entertainment owned 100% of the voting securities of the Borrower.

      SECTION 4.12. Gaming Licenses. As of the date hereof, all Gaming Licenses of the Borrower have been obtained and are in full force and effect. The next date for renewal of the Borrower's Gaming Licenses is July 31, 1996, and such renewal will be for four (4) years.

      SECTION 4.13. Margin Stock. Borrower does not engage in the business of making loans to purchase or carry Margin Stock and none of the proceeds of the Revolving Credit Loans will be used to purchase or carry Margin Stock.

      SECTION 4.14. Stock as Collateral. The Collateral does not include any stock in any corporation.

      SECTION 4.15.  Environmental Matters.  Except as set forth in Schedule
 4.15 attached hereto, the Borrower and each of its Subsidiaries have, to the knowledge of the Borrower, obtained all permits, licenses and other authorizations which are required with respect to their businesses under all applicable Environmental Laws. The Borrower and each of its Subsidiaries are in compliance with all Environmental Laws, and all terms and conditions of the required permits, licenses and authorizations, except where a failure to comply will not result in a Material Adverse Effect, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except where a failure to comply will not result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries have received from any Person or Governmental Authority written notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste. Except as set forth on Schedule 4.15, neither the Borrower nor any of its Subsidiaries are aware of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued substantial compliance, or which may give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

      SECTION 4.16. Burdensome Restrictions. Neither the Borrower nor its Subsidiaries are subject to any Burdensome Restriction other than those
 contained in the Indenture and documents related thereto.   Neither the
 Borrower nor its Subsidiaries are in default of under any material contract to which any of them are a party.

      SECTION 4.17. Projections; Budgets. All of the projections and budgets submitted in writing to the Banks by the Borrower were prepared and submitted in good faith.

      SECTION 4.18. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws including, without limitation, all tax laws, Environmental Laws and ERISA except where the lack of such compliance would not have a Material Adverse Effect.

      SECTION 4.19. Intellectual Property. Each of the Borrower and its Subsidiaries has the right to use its Intellectual Property. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of such Intellectual Property, nor does it know of any valid basis for any such claim. To its knowledge, the use of such Intellectual Property does not infringe on the rights of any Person.

      SECTION 4.20. Labor Matters. Except as set forth on Schedule 4.20 attached hereto, the Borrower is not a party to any labor union or collective bargaining agreements. The Borrower is in compliance with all applicable laws respecting employment and employment practices, including, without limitation, laws, regulations, and judicial and administrative decisions relating to wages, hours, conditions of work, collective bargaining, health and safety, payment of social security, payroll, withholding and other Taxes, worker's compensation, insurance requirements, as well as requirements of ERISA and the Consolidated Omnibus Budget Reconciliation Act, except to the extent that noncompliance would not have a material adverse effect on the business, operations or financial condition of the Borrower. Except as disclosed on Schedule 4.20, hereto, there are no (a) unfair labor practice complaints pending or, to the best knowledge of the Borrower, threatened against the Borrower before the National Labor Relations Board or any court nor any pending or, to the best knowledge of the Borrower, threatened sexual harassment or wrongful discharge claims which could result in a cessation of the operations of the Borrower, (b) labor strike, dispute, slowdown, or stoppage pending or, to the best knowledge of the Borrower, threatened against the Borrower which could result in a cessation of the operations of the Borrower, or (c) representation or petition, respecting the employees of the Borrower filed with the National Labor Relations Board.

      SECTION 4.21. Brokerage Commissions. Except for fees paid to the Banks hereunder, no Person is entitled to receive from the Borrower any brokerage commission, finder's fee or similar fee or payment in connection with the consummation of the transactions contemplated by this Agreement. No brokerage or other fee, commission or compensation is to be paid by the Banks by reason of any act, alleged act or omission of the Borrower with respect to the transactions contemplated hereby.

      SECTION 4.22. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company
 "controlled" by an "investment company", within the meaning of the
  Investment Company Act of 1940, as amended.
       ARTICLE V

        AFFIRMATIVE COVENANTS

      So long as any amount due any Bank hereunder remains unpaid, or any Bank shall have any Commitment hereunder, the Borrower and its Subsidiaries on a Consolidated basis or the Borrower, as applicable, shall comply with the following affirmative covenants:

      SECTION 5.01. Consolidated Net Worth. The Borrower and its Subsidiaries, on a Consolidated basis, shall maintain at all times a Net Worth of not less than (a) $60,000,000.00 during the period from the Closing Date through December 31, 1996, (b) $65,000,000.00 from January 1, 1997 through December 31, 1997, and (c) $70,000,000.00 thereafter.

      SECTION 5.02. Consolidated Interest Coverage Ratio. The Borrower and its Subsidiaries, on a Consolidated basis, shall have an Interest Coverage Ratio as of the end of each Fiscal Quarter calculated for the four
 (4) Fiscal Quarters then ending, of not less than the ratio shown in the chart below.

      Interest
      Coverage Ratio          Fiscal Quarter Ending

      1.80 to 1               March 31, 1996
      1.80 to 1               June 30, 1996
      1.90 to 1               September 30, 1996
      1.90 to 1               December 31, 1996
      1.90 to 1               March 31, 1997
      1.90 to 1               June 30, 1997
      2.00 to 1               September 30, 1997 and thereafter

      SECTION 5.03. Consolidated Funded Debt Ratio. The Borrower and its Subsidiaries, on a Consolidated basis, shall have at the end of each Fiscal Quarter a Funded Debt Ratio of not more than the ratio shown in the chart below.

      Funded Debt Ratio     Fiscal Quarter Ending

      5.00 to 1               March 31, 1996
      5.00 to 1               June 30, 1996
      5.00 to 1               September 30, 1996
      4.85 to 1               December 31, 1996
      4.85 to 1               March 31, 1997
      4.85 to 1               June 30, 1997
      4.65 to 1               September 30, 1997
      4.50 to 1               December 31, 1997 and thereafter


      SECTION 5.04. Financial Information. The Borrower will furnish to the Banks the following financial information and notices:

      a. as soon as available, but in any event within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year, unaudited quarterly Consolidated and Consolidating financial statements of the Borrower and its Subsidiaries certified by the CFO of the Borrower;

      b. as soon as available, but in any event within 120 days after the end of each Fiscal Year, (i) annual audited Consolidated financial statements of the Borrower and its Subsidiaries accompanied by an Unqualified Opinion, and (ii) unaudited Consolidating financial statements of the Borrower and its Subsidiaries certified by the CFO of the Borrower;

      c. with the annual audited Consolidated financial statements, commencing with respect to the period ending December 31, 1995, a certificate, substantially in the form attached as Exhibit 5.05C-1 and a letter of reliance in the form of Exhibit 5.05C-2, of the Independent Certified Public Accountants reporting on such financial statements stating to the effect that in making the examination necessary therefor no knowledge was obtained of any Potential Default or Event of Default under the Loan Documents;

      d. no later than thirty (30) days after delivery of the annual audited financial statements referred to above, a management letter executed and delivered by the Independent Certified Public Accountants reporting on such financial statements or a letter from the CFO of the Borrower stating that there was no management letter by such accountants;

      e. concurrently with the delivery of the quarterly financial statements referred to above, a certificate of the CFO of the Borrower stating that no Potential Default or Event of Default under the Loan Documents is in existence except as specified in such certificate, and setting forth in reasonable detail the calculations pursuant to which compliance with financial covenants was determined;

      f. within five (5) days following its filing, copies of all documents filed with the Securities and Exchange Commission by the Borrower; and

      g. concurrently with the delivery of the quarterly financial statements referred to above, the then current projections and forecasts with assumptions prepared by the Borrower; provided, however, that in the event that the Borrower has breached its obligations under this Section 5.04, such party shall have thirty (30) days after written notice from either of the Banks to cure such breach. All Consolidated financial statements provided under this Section 5.04 must include a Consolidated statement of cash flows.

      SECTION 5.05.  Reports.  The Borrower will furnish to the Banks:

      a. as soon as practical and in any event within five (5) Business Days after a Responsible Officer becomes aware of the occurrence of any Potential Default or Event of Default, a written statement by the CEO or CFO of the Borrower setting forth details of such default, stating whether or not the same is continuing and, if so, the action that the Borrower proposes to take with respect thereto;

      b. as soon as practical and in any event within five (5) Business Days after a Responsible Officer receives knowledge thereof, notice in writing of all actions, investigations, suits and proceedings before any court, governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Authority, domestic or foreign, affecting the Borrower that could have a Material Adverse Effect on such party;

      c. as soon as practical and in any event within five (5) Business Days after a Responsible Officer knows or has reason to know that any Reportable Event has occurred with respect to any Plan, a written statement by its CEO or CFO setting forth details of the Reportable Event and indicating what action, if any, the Borrower proposes to take with respect thereto, together with a copy of any required notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

      d. as soon as practical and in any event within five (5) Business Days after a Responsible Officer becomes aware of the occurrence of a change or event concerning the Borrower that has or could have a Material Adverse Effect, a statement from its CEO or CFO setting forth the details of such change or event and the action that it proposes to take with respect thereto;

      e. as soon as practical and in any event with one (1) Business Day after a Responsible Officer receives knowledge thereof, notice in writing of the revocation, suspension or loss of any of its Gaming Licenses;

      f. as soon as practical and in any event within five (5) Business Days after a Responsible Officer learns of any labor dispute materially affecting the Borrower or its Subsidiaries or the termination, prior to scheduled expiration, of any collective bargaining agreement or labor contract to which the Borrower or its Subsidiaries is a party or by which one or all of them is bound;

      g. as soon as practical, such other information respecting its business, properties, operations, conditions (financial or otherwise) or prospects as the Banks may at any time and from time to time reasonably request be furnished to them; provided, however, that in the event that the Borrower has breached its obligations under this Section 5.05(g), such party shall have thirty (30) days after written notice from either of the Banks to cure such breach.

      h. within 30 days following the end of each month a report on the progress of the construction of the New Hotel Tower including (i) the cost of all completed improvements; (ii) the amount paid to contractors and suppliers in connection with such completed improvements or otherwise;
 (iii) an estimate of the cost of completing the New Hotel Tower, and (iv) any material adverse events that have occurred with respect to the construction of the New Hotel Tower. The obligation to provide the report described in this subsection shall expire upon the completion of the New Hotel Tower.

      SECTION 5.06. Insurance. Borrower will maintain the following insurance:

      a. at all times, "All-Risk" fire and hazard insurance in an amount of at least the full replacement value of the Collateral and otherwise on terms customary in the casino industry and naming the Banks as loss payees as their interests may appear under a standard mortgagee endorsement clause;

      b. at all times, commercial liability insurance (broad form) covering injury and damage to Persons and property in amounts and on terms customary in the casino industry and naming the Banks as an additional insured as their interests may appear;

      c. at all times, flood insurance in an amount equal to the maximum available amount under the Federal Flood Insurance Program; and

      d. during the period of any construction on the New Hotel Tower, full extended coverage casualty insurance written on the standard "Builder's Risk Completed Value" form (non-reporting full coverage in an amount satisfactory to the Banks); and

      e. at all times, such other insurance as may be from time to time customary in the casino industry; provided, however, that in the event that the Borrower has breached its obligations under this Section 5.06, such party shall have thirty (30) days after written notice from either of the Banks in which to cure such breach.

 All such insurance policies will include a provision that such policy will not be canceled, altered or in any way limited in coverage or reduced in amount unless the Banks are notified in writing at least thirty (30) days prior to such change. Each insurance policy will be written by insurance companies authorized or licensed to do business in New Jersey, having an Alfred M. Best Company, Inc. rating of A or higher and a financial size category of not less than VII.

      SECTION 5.07. Taxes. Borrower will pay when due all Taxes, assessments and charges imposed upon it or its properties or that they are required to withhold and pay over, except where the same are being contested in good faith and adequate reserves have been set aside, which do not result in any Liens other than Permitted Liens; provided, however, that in the event that the Borrower has breached its obligations under this
 Section 5.07, such party shall have thirty (30) days after written notice from either of the Banks in which to cure such breach.

      SECTION 5.08. Compliance with Laws. Borrower will comply with all Requirements of Law, including without limitation, all Tax laws, Environmental Laws and ERISA, except where the lack of such compliance would not have a Material Adverse Effect; provided, however, that in the event that the Borrower has breached its obligations under this Section 5.08, such party shall have thirty (30) days after written notice from either of the Banks in which to cure such breach.

      SECTION 5.09. Inspection of Property; Books and Records; Discussions. Borrower will keep proper books and records of accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities. Borrower shall permit the Banks, upon reasonable notice from the Banks or their representatives (a) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours, as often as may reasonably be desired, (b) to discuss its business, operations, properties, financial and other conditions with its CEO, CFO and such other officers and employees as the Banks may from time to time request, (c) to discuss its affairs with the Borrowers' Independent Certified Public Accountants together with the Borrower's CEO or CFO; provided, however, that if a Potential Default exists or an Event of Default has been declared, the Banks shall not be required to provide notice to carry out the activities set forth above in (a), (b) and (c). Any inspection conducted by the Banks shall not relieve the Borrower of any obligation to provide any notices required under the terms of this Agreement or any of the Loan Documents.

      SECTION 5.10. ERISA. The Borrower will comply with the provisions of ERISA and the Code with respect to each Plan, except where the lack of such compliance would not have a Material Adverse Effect; provided, however, that in the event that the Borrower shall have breached its obligations under this Section 5.10, such party shall have thirty (30) days after written notice from either of the Banks in which to cure such breach.

      SECTION 5.11. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain its corporate existence, good standing and compliance with its certificate of incorporation, by-laws and other corporate documents executed by the Borrower.

      SECTION 5.12. Maintaining Ownership of Properties. The Borrower will maintain or cause to be maintained in good repair and working order and condition, excepting ordinary wear and tear, or make diligent efforts to repair, as the case may be, all of its properties material to its operations, will make or cause to be made all appropriate repairs, renewals and replacements thereof, consistent with past practice.

      SECTION 5.13.  Maintenance of Licenses, Permits, etc.  The Borrower
 (a) shall maintain in full force and effect all licenses, permits, governmental approvals, franchises, authorizations or other rights necessary for the operation of its business, except where the failure to maintain any of the foregoing would not have a Material Adverse Effect, and
 (b) shall notify the Banks in writing, as soon as practical and in any event within five (5) Business Days after a Responsible Officer learns of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel revoke or discontinue any such license, permit, governmental approval, franchise authorization or right.

      SECTION 5.14. Further Assurances. At any time and from time to time on or after the date of this Agreement, upon the reasonable request of a Bank, the Borrower will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered all such further instruments, acts, deeds, and assurances as may be required by a Bank for the purpose of carrying out the provisions and intent of the Loan Documents.

      SECTION 5.15. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans for general corporate purposes including construction of the New Hotel Tower.

      SECTION 5.16 Completion of New Hotel Tower; Assignment of Construction Contracts. Prior to commencing any construction work on the New Hotel Tower that would materially change the appearance or operation of the existing Casino Hotel, the Borrower shall:

      a. enter into contracts with a contractor and an architect each of which have the resources and ability to complete the New Hotel Tower within 20 months after the commencement of such work and both of which agree to do so in such contracts and is otherwise reasonably acceptable to the Banks, and

      b. provide to the Agent (i) true copies of such contracts, (ii) an assignment of such contracts substantially in the form of Exhibit 5.16(b)(ii), (ii) letters from such contractor and from such architect, each substantially in the form of Exhibit 5.16(b)(iii), and (iii) a surety bond issued by a surety satisfactory to the Banks and in form and substance satisfactory to the Banks naming the Agent and the Borrower as dual obligees insuring the obligation of the contractor to complete the New
  Hotel Tower under its contract with the Borrower as assigned to the Agent.

  ARTICLE VI  NEGATIVE COVENANTS

      So long as any amount due any Bank hereunder remains unpaid, or any Bank shall have any Commitment hereunder, the Borrower shall, and shall cause its Subsidiaries to comply with the following negative covenants:

      SECTION 6.01. Limitation on Restricted Payments. Restricted Payments made after the date hereof shall be limited to 50% of cumulative Consolidated Net Income of the Borrower after June 30, 1995; provided, however, that, until the Funded Debt Ratio calculated on a Consolidated basis shall be less than 4.0 to 1, in no event shall the aggregate of dividends or Restricted Payments paid after March 31, 1993 exceed $15,000,000.

      SECTION 6.02. Limitation on Capital Expenditures. Except for Capital Expenditures related to the construction of the New Hotel Tower, the Borrower and its Subsidiaries shall not create, assume, incur or otherwise become or remain obligated in respect of any liability to make any Capital Expenditure, if after giving effect thereto the amount of all Capital Expenditures incurred by the Borrower and its Subsidiaries would exceed an amount equal to an aggregate of $30,000,000 for the period from January 1, 1996 through June 30, 1998; provided, further, that (a) except for Capital Expenditures related to the construction of the New Hotel Tower, the aggregate amount of all Capital Expenditures incurred by the Borrower and its Subsidiaries for the period from January 1, 1996 through December 31, 1996 shall not exceed $10,000,000, and (b) except for Capital Expenditures related to the construction of the New Hotel Tower, the aggregate amount of all Capital Expenditures incurred by the Borrower and its Subsidiaries for the period from January 1, 1996 through December 31, 1997 shall not exceed $20,000,000.

      SECTION 6.03. Limitation on Liens. The Borrower and its Subsidiaries will not incur, create, assume or permit to exist any Liens except Permitted Liens; provided, however, that in the event that a Lien other than a Permitted Lien should come to exist other than as a result of the intentional acts of the Borrower, such party shall have thirty (30) days after written notice from either of the Banks to cure such breach.

      SECTION 6.04. Limitation on Indebtedness. The Borrower and its Subsidiaries will not create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

     SECTION 6.05. Limitation on Investments. The Borrower and its Subsidiaries will not make any Investments other than Permitted
 Investments.

      SECTION 6.06. Limitation on Contingent Liabilities. The Borrower and its Subsidiaries will not undertake or otherwise become responsible for any Contingent Liabilities except for obligations of the Borrower and its Subsidiaries under the Indenture and hereunder.

      SECTION 6.07. Limitation on Mergers; Sale of Assets. The Borrower, and its Subsidiaries will not (a) consolidate with or be a party to a merger with any other Person, (b) purchase all or substantially all of the assets of any Person, (c) purchase stock in any Person, (d) create, acquire or have any Subsidiaries other than those listed on Schedule 6.07, or (e) sell, lease or otherwise dispose of all or any substantial part of its assets.

      SECTION 6.08. Limitation on Change of Nature of Business. The Borrower and its Subsidiaries taken as a whole will not make any material change in the nature of their businesses as conducted on the date of this Agreement.

      SECTION 6.09.  Regulation U.

      a. Borrower will not use the proceeds of the Revolving Credit Loans to purchase or carry any Margin Stock.

      b. Borrower will not engage in the business of making loans to purchase or carry Margin Stock.

      c. No more than twenty-five percent (25%) of the Borrower's assets will consist of Margin Stock.

      SECTION 6.10. Transactions with Affiliates. Except for Permitted Investments and the Ground Lease, the Borrower and its Subsidiaries will not enter into any transaction (whether constituting a loan, lease, financing, sale or otherwise) with an Affiliate, unless such transaction occurs in the ordinary course of business and upon terms and conditions which are not materially less favorable to it than other comparable arms length transactions between it and a Person other than an Affiliate.

      SECTION 6.11. Limitation on Long-Term Leases; Sale and Lease-Back Transactions. Except for the Ground Lease and leases of retail shops, the Borrower and its Subsidiaries will not (a) become obligated as lessor or otherwise under any Long-Term Lease; and (b) enter into any arrangement with any Person providing for the leasing of any real or personal property, which property has been or is to be sold or transferred by it to such Person.

      SECTION 6.12. Amendment of Articles of Incorporation or By-Laws. The Borrower shall not amend, modify or supplement its Articles of Incorporation or By-Laws, except upon at least ten (10) days prior express written notice to the Banks.

      SECTION 6.13. ERISA. The Borrower shall permit any of its ERISA Affiliates to do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act except where the lack of such compliance would not have a Material Adverse Effect:

      a. Engage, or permit an ERISA Affiliate to engage in any Prohibited Transaction for which a class exemption is not available or a private exemption has not been obtained from the United States Department of Labor;

      b. Permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

      c. Fail, or permit an ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

      d. Terminate, or permit an ERISA Affiliate to terminate, any benefit Plan which would result in any liability of the Borrower, or an ERISA Affiliate under Title IV of ERISA; or

      e. Fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

      SECTION 6.14. Amendment to Indenture. The Borrower and its Subsidiaries will not amend the Indenture.

      SECTION 6.15. Maintenance of Property. Except for construction of the New Hotel Tower and except for the temporary metal theater building commonly known as the temporary theater and related improvements, the Borrower and its Subsidiaries will not demolish, destroy, replace or build any major structures without the prior written consent of the Banks.


  ARTICLE VII   DEFAULT AND REMEDIES

      SECTION 7.01. Events of Default. Each of the following shall be an Event of Default, whatever the reason therefor, upon the giving of written notice by one or more of the Banks to the Borrower:

      a. Borrower shall fail to make any payment or payments of principal under this Agreement on the date when any such payment becomes due and payable.

      b. Borrower shall fail to make any payment or payments of interest under this Agreement within two (2) Business Days after the date when any such payment may become due and payable.

      c.Any representation or warranty made in the Loan Documents or in any certificate, agreement, affidavit, instrument, statement, opinion or report of the Borrower contemplated hereby or made or delivered pursuant hereto or in connection herewith, shall prove to have been untrue or misleading when made; provided, however, it shall not be an Event of Default if (i) any representation or warranty which is untrue or misleading was not made in bad faith, and (ii) the facts or conditions with respect to which such representation or warranty is false or misleading do not have a Material Adverse Effect.

      d. Subject to the terms of Article XVI of the Mortgage, Borrower shall fail to perform or observe any other term, covenant or agreement contained in the Loan Documents and any applicable grace or cure periods contained therein (including, without limitation, those set forth in Article XVI of the Mortgage) shall have expired.

      e. Borrower shall fail to pay any obligation for the repayment of borrowed money or the installment purchase price of property, or any interest or premium thereon, when due (taking into account any applicable grace periods), in an aggregate amount in excess of $250,000, whether such obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; provided, however, that if the Borrower shall have in good faith disputed such obligation and provided suitable financial assurance demonstrating its ability to meet such obligation, then there shall be no Event of Default hereunder.

      f. There has been an "Event of Default" and the Trustee has made a declaration of acceleration under the terms of the Indenture.

      g. Bally Entertainment ceases to own or control, directly or indirectly, a majority of the voting securities of the Borrower.

      h. (i) the Borrower or any of its Subsidiaries commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which shall not have been vacated or discharged within sixty (60) days from the commencement thereof; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
 (iv) the Board of Directors of the Borrower or any of its Subsidiaries shall pass any resolution in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
 (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

      i. (i) the Borrower or any ERISA Affiliate shall engage in any Prohibited Transaction involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA) shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any single employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any single employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall, or in the reasonable opinion of the Banks is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

      j. Except for judgments constituting Permitted Liens, one or more judgments or decrees shall be entered against the Borrower and any of its Subsidiaries involving in the aggregate a liability (not paid when due) in excess of $500,000, unless such judgments or decrees are fully covered by insurance, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

      k. The casino license held by Borrower is suspended, revoked or not renewed, unless the Borrower regains its license within seven (7) days of the date of such suspension, revocation or non-renewal or the Casino Control Commission appoints a conservator with respect to the operation of the Casino Hotel.

      l. The Borrower or any of its Subsidiaries contest the validity of any of the Loan Documents or the extent and priority of the Liens granted in favor of the Banks.

      SECTION 7.02. Suspension of Commitment. If a Potential Default shall occur, the obligation of the Banks to make Revolving Credit Loans shall be immediately suspended without notice to the Borrower, but is subject to reinstatement if the Potential Default is cured within a time period herein, which is applicable to such Potential Default.

      SECTION 7.03. Termination of Commitment; Acceleration. If an Event of Default shall occur and be continuing, the Agent may, by notice to
 Borrower:

      a. declare the Commitment to be terminated, whereupon the Commitment and the obligations of Banks to make disbursements of Revolving Credit Loans shall be immediately terminated; and

      b. declare the entire unpaid principal amount of the Revolving Credit Loans, all interest accrued and unpaid thereon and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, whereupon the entire unpaid principal amount of the Revolving Credit Loans, all interest accrued and unpaid thereon and all other amounts payable hereunder and under the other Loan Documents shall be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided however, even if there is no notice to the Borrower, the occurrence of the events described in Subsection 7.01(h) shall result in an immediate termination of the Commitment and an immediate acceleration of all amounts due by the Borrower under the Revolving Credit Notes.

      SECTION 7.04. Default Rate of Interest. If an Event of Default occurs and continues, interest on all amounts due under the Revolving Credit Notes shall accrue at a rate equal to the higher of (a) the Prime Rate plus 3.0%, or (b) ten and five-eighths percent (10-5/8%).

      SECTION 7.05. Remedies Not Exclusive. The remedies provided herein in this Article VII and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Each Bank is entitled to exercise any remedies simultaneously or in whatever order the Bank deems appropriate. The exercise of remedies by each Bank against the Collateral is subject to the terms of the Intercreditor Agreement.

      SECTION 7.06. Set-Off. Each Bank shall have a right of setoff against, a Lien upon and a security interest in all property of Borrower now or at any time in the possession of the Bank in any capacity whatever, including, but not limited to, interests in any deposit account, as security for all liabilities of Borrower to the Bank.

      SECTION 7.07. Rights Under Loan Documents. Upon the occurrence and during the continuance of any Event of Default, the Banks may take any lawful action against the Borrower to collect the payments then due and thereafter to become due under the Loan Documents.
       ARTICLE VII

        AGENT


      SECTION 8.01. Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

      SECTION 8.02. General Immunity. In performing its duties as Agent hereunder, the Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents, attorneys, employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

      SECTION 8.03. Delegation of Duties; Consultation with Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. The Agent may execute any of its duties under this Agreement or the Loan Documents by and through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it.

      SECTION 8.04. Documents. The Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

      SECTION 8.05. Rights as a Bank. With respect to its portion of the Commitment and its portion of the Revolving Credit Loan, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its affiliates as if it were not the Agent. Notwithstanding any other provision of this Agreement, an Agent while it serves as Agent, may not assign its rights and obligations as a Bank if as a result of that assignment its Commitment Percentage or the aggregate amount of its Revolving Credit Loans would be less than the Commitment Percentage or the aggregate amount of the Revolving Credit Loans of any other Bank.
      SECTION 8.06. Responsibility of Agent. It is expressly understood and agreed that the obligations of the Agent hereunder are only those expressly set forth in this Agreement and that the Agent shall be entitled to assume that no Potential Default or Event of Default has occurred and is continuing, unless the Agent has actual knowledge of such fact or has received notice from a Bank that such Bank considers that a Potential Default or an Event of Default has occurred and is continuing and specifying the nature thereof.

      SECTION 8.07. Action by Agent. So long as the Agent shall be entitled, pursuant to Section 8.06 hereof, to assume that no Potential Default or Event of Default has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances.

      SECTION 8.08. Notices of Event of Default, Etc. In the event that the Agent or any Bank shall have acquired actual knowledge of any Event of Default or Potential Default, the Agent or such other Bank shall promptly give notice thereof to the Banks and the Agent. Upon receipt of such notice, the Agent may, consistent with the terms of this Agreement, take such action and assert such rights as it deems to be advisable in its discretion for the protection of the interests of the Banks.

      SECTION 8.09. Indemnification. Banks agree to indemnify the Agent (to the extent not reimbursed by Borrower), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted to be taken by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

      SECTION 8.10. Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank.
 Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Credit Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      SECTION 8.11.     Notice of Acceleration and Termination; Remedies.

      a. Any Bank, or combination of Banks, with Commitment Percentages which total 66.6667% may, by written notice, instruct the Agent to send a notice to the Borrower under Section 7.03 terminating the Commitment and accelerating the obligations of the Borrower hereunder. Upon receipt of such instructions, the Agent shall act as soon as practical to send such notice to the Borrower.

      b. Any Bank, or combination of Banks, with Commitment Percentages which total 43.3333% or more may, upon the occurrence and during the continuance of an Event of Default, by written notice to the Agent, with copies to each of the other Banks, instruct the Agent to send a notice to the Borrower under Section 7.03 terminating the Commitment and accelerating the obligations of the Borrower hereunder. The Agent shall, five (5) Business Days after receipt of such instructions, send such notice to the Borrower unless it receives instructions to the contrary from a Bank or combination of Banks with Commitment Percentages which total more than 66.6667%.

      c. Any Bank may exercise any right of setoff without prior notice to the Agent or any other Bank.

      d. Banks with Commitment Percentages which total 66.6667% may, by written notice, instruct the Agent to exercise any remedies which may arise under the Loan Documents.

      e. Any Bank, or combination of Banks, with Commitment Percentages which total 43.3333% or more may, upon the occurrence and during the continuance of an Event of Default, by written notice to the Agent, with copies to each of the other Banks, instruct the Agent to exercise any remedies arising under the Loan Documents. The Agent may not commence to exercise such remedies until five (5) Business Days after receipt of such instructions, but shall do so thereafter. The Agent shall cease to exercise remedies arising under the Loan Documents if it receives instructions to such effect from a Bank or combination of Banks with Commitment Percentages which total more than 66.6667%.

      SECTION 8.12.     Successor Agent.

      a. The Agent may resign as Agent upon thirty (30) days notice to the Borrower and the Banks. If the Agent shall so resign, then the Banks shall, with the consent of the Borrower (which consent shall not be unreasonably withheld) appoint a successor agent under this Agreement.
 Such successor agent, upon acceptance of such appointment, shall succeed to the rights, powers and duties of the Agent. If an Event of Default shall have occurred and be continuing, then the consent of the Borrower to the appointment of the successor agent shall not be required. Any successor agent shall be a commercial bank. The Agent shall continue to serve as Agent until a successor agent has been appointed and accepts such appointment. The term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, power and duties as Agent shall be terminated, without any further act or deed on the part of such former Agent or any of the parties to this Agreement. The appointment of any successor agent shall be subject to the approval by the Casino Control Commission as may be required by law. Any former Agent shall continue to be entitled to the benefit of Sections 8.02 and 8.09 hereof.

      b. The Agent may be removed at any time by a vote of Banks which either (i) are obligated under more than 66 2/3% of the Commitment arising under this Agreement, or (ii) hold more than 66 2/3% of the aggregate Revolving Credit Loans outstanding under this Agreement. If the Agent shall be so removed, then the Banks shall appoint a successor agent under this Agreement whereupon such successor agent, upon acceptance of such appointment, shall succeed to the rights, powers and duties of the Agent, the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, power and duties as Agent shall be terminated, without any further act or deed on the part of such former Agent or any of the parties to this Agreement. Any former Agent shall continue to be entitled to the benefit of Sections 8.02 and 8.09 hereof.

      SECTION 8.13. No Benefit. The provisions of this Article are for the sole benefit of the Banks and shall not be enforceable by, or inure to the benefit of, the Borrower, or any third Person.
       ARTICLE IX

        MISCELLANEOUS

      SECTION 9.01. Amendment or Waiver. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the prior written consent of the Required Banks, the Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications to the Loan Documents for the purpose of adding any provisions or changing in any manner the rights of the Banks, the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Potential Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitment) or subject any Bank to any additional obligation for reimbursement or indemnification, or (ii) reduce the principal of or rate of interest on any Revolving Credit Loan or any fees hereunder, or (iii) change any payment date, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the other Loan Documents or consent to the release of all or substantially all of the Collateral upon which Liens have been created pursuant to the Loan Documents or consent to the release of any guaranty, in each case without the prior written consent of all the Banks, or (c) amend, modify or waive any provision of Article IX without the prior written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Revolving Credit Notes. In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Revolving Credit Notes and any other Loan Documents, and any Potential Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Potential Default or Event of Default, or impair any right consequent thereon. If the Banks cannot agree as to whether to grant a waiver or amendment of any provision of this Agreement, then the Banks in favor of granting the waiver or amendment may require that the Bank or Banks not in favor of granting such waiver or amendment, upon the payment of all amounts due under the Loan Documents to such Bank or Banks, assign all its portion of the Commitment and Revolving Credit Loans.

      SECTION 9.02.     Indemnification.   The Borrower agrees to defend,
 protect, indemnify, and hold harmless the Indemnified Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated a party thereto), imposed on, incurred by, or asserted against the Indemnified Parties, whether direct, indirect or consequential and whether based on any Requirement of Law in any manner relating to or arising out of this Agreement, or the other Loan Documents, or any act, event or transaction related or attendant thereto, and the management of such loans, or the use or intended use of the proceeds of the Revolving Credit Loans hereunder excluding therefrom the costs and expenses relating to the routine administration of the Revolving Credit Loans and any matters relating to the participation or assignment of the Revolving Credit Loans by the Banks (collectively, the "Indemnified Matters"): provided, however, that the Borrower shall not have any obligation to an Indemnified Party hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of that Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnified Parties.

      SECTION 9.03. Notices. Unless this Agreement specifically provides otherwise, all notices, requests, demands and other communications that this Agreement requires or permits any party to give any other party shall be in writing (including telecopy) and shall be given to such party at its address or telecopy number specified on the signature pages of this Agreement or at such other address or telecopy number as shall be designated by such party in a notice to each other party complying with the terms of this Section. Unless this Agreement specifically provides otherwise, all notices, requests, demands and other communications provided for hereunder shall be effective (a) if given by mail, when received, (b) if given by telecopy, when such telecopy is transmitted to the aforesaid telecopy number and the appropriate confirmation of receipt is received by the sender or (c) if given by any other means permitted by this Agreement, when delivered orally or in writing at the aforesaid address, except that notices from Borrower to the Banks pursuant to any of the provisions of
 Article II shall not be effective until received by the Banks.

      SECTION 9.04.  Costs and Expenses.  Borrower agrees to pay on demand
 (a) all reasonable out-of-pocket fees, costs and expenses of the Agent, including without limitation, appraisal fees and the cost of environmental studies, in connection with the preparation, execution, delivery and administration of the Loan Documents and other instruments and documents to be delivered hereunder, whether or not the transactions referred to herein are ultimately consummated; (b) all reasonable costs and expenses, if any, of the Agent and the Banks in connection with the amendment, supplement or enforcement of the Loan Documents (including the reasonable fees and out-of-pocket expenses of legal counsel with respect thereto).

      SECTION 9.05. Obligations Several. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by any Bank pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

      SECTION 9.06. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall not be effective until each of the Banks has received a copy of this Agreement executed by all of the parties hereto.

      SECTION 9.07.  Assignments.

      a. The Borrower shall not have the right to assign its rights hereunder, any portion thereof, or any interest therein.

     b. Any Bank may at any time, without the approval of the Borrower, assign all or a portion of its portion of the Commitment and outstanding Revolving Credit Loans hereunder to any other entity that is a Bank under this Agreement immediately prior to the time of the assignment. Upon acceptance of the Commitment by the assignee, the assigning Bank shall be relieved of any obligations to the Borrower under the Loan Documents to the extent of such assignment.

       c. Any Bank may at any time, with the prior written approval of the Borrower and all the other Banks (which approval shall not be unreasonably withheld), assign all or a portion of its portion of the Commitment and/or outstanding Loans hereunder; provided, that if an Event of Default has occurred and is continuing, then the approval of the Borrower to any assignment shall not be required. Upon the approval by the Borrower and the other Banks, and the acceptance of the Commitment by the assignee, the assigning Bank shall be relieved of any obligations to the Borrower under the Loan Documents with respect to the portion of its Commitment so assigned.

      d. The Borrower may continue to make payments due hereunder to and deal with the assigning Bank until the Borrower receives notice of the assignment from the assigning Bank.

      e. Nothing herein shall prohibit any Bank from pledging or assigning its Revolving Credit Note to any Federal Reserve Bank in accordance with applicable law.

 All assignments shall be subject to the approval, if required, of the Casino Control Commission or other applicable Government Authority.

      SECTION 9.08. Participations. Each Bank may sell participations in its portion of the Commitment and/or outstanding Revolving Credit Loans hereunder to one or more other banks (each a "Participant Bank") without the approval of the Borrower; provided that (a) any agreement pursuant to which any Bank may grant such a participation shall provide that such Bank shall retain the sole right and responsibility to receive payments from, communicate with and enforce the obligations of the Borrower under the Loan Documents including the right to approve any amendment, modification or waiver of any provision except with respect to any waiver that varies the maturity of, amount of, or interest rate on such obligation, (b) such Bank shall notify the Borrower and the other Bank promptly upon the sale by such Bank of a participation, and (c) such Bank shall remain responsible to the Borrower for all of its obligations hereunder. Sales of participations shall be subject to the approval, if required of the Casino Control Commission. Each Participant Bank shall be deemed to have a right of setoff in respect of its participating interest in the amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

      SECTION 9.09. Disproportionate Payments. If at any time any Bank receives a payment on account of its portion of the Revolving Credit Loans in a proportion greater than similar payments on account of the portions of the Revolving Credit Loans held by the other Banks, the Bank so receiving such greater proportionate payment will purchase a participation in the portions of the Revolving Credit Loans held by the other Banks in such amount that after such purchase each Bank shall hold a proportionate share in the aggregate outstanding principal balance of Revolving Credit Loans equal to its respective proportionate shares in the outstanding principal balance of Revolving Credit Loans before the disproportionate payment. If, however, any payment on account of the Revolving Credit Loans is rescinded or invalidated or must otherwise be restored or returned by the recipient in a bankruptcy or insolvency proceeding or otherwise, then any participations purchased as a result of such payment will be rescinded.

      SECTION 9.10. Waiver of Right to Punitive Damages. The Borrower, the Banks and the Agent waive any right to punitive damages arising out of or related to any matter arising under or related to this Agreement or the other Loan Documents.

      SECTION 9.11. Governing Law. This Agreement, the Revolving Credit Notes and the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New Jersey.

      SECTION 9.12. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

      SECTION 9.13. Severability. If any provision hereof is found or declared to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or enforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

      SECTION 9.14. Confidential Information. Each Bank represents that it will maintain the confidentiality of any written or oral information provided under the Loan Documents by or on behalf of the Borrower that has been identified in writing by its source as confidential (hereinafter collectively called "Confidential Information"), subject to each Bank's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process; (b) right to disclose any such Confidential Information to its bank examiners, Affiliates, auditors, counsel and other professional advisors to the Banks; (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Borrower; and (d) right to provide such information to Participant Banks or assignees and prospective Participant Banks or assignees; provided that such parties listed in this Subsection
 (d) shall have agreed in writing to be bound by the within limitations. Notwithstanding the foregoing, any such information supplied to a Bank, a Participant Bank or an assignee under the Loan Documents shall cease to be Confidential Information if it is or becomes known to such Bank, Participant Bank or assignee by other than unauthorized disclosure, or if it becomes a matter of public knowledge.

      SECTION 9.15. WAIVER OF TRIAL BY JURY. THE BORROWER, EACH BANK AND THE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE 22TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE REVOLVING CREDIT NOTES AND/OR ANY OF THE OTHER LOAN DOCUMENTS. THIS WAIVER SHALL EXTEND TO ANY COUNTERCLAIMS, CROSSCLAIMS OR THIRD PARTY COMPLAINTS.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  Address and Telecopier Nos.

 GNOC, Corp.                    Boston and Pacific Avenues
                                Atlantic City, N.J. 08401
                                Telecopier: 609-340-4861
 By_______________________         Attention: Donna M. Graham
   Donna M. Graham
   Vice President and
   Chief Financial Officer

 FIRST UNION NATIONAL BANK     550 Broad Street
                               Newark, N.J. 07102
                               Telecopier: 201-565-6681
                               Attention: Robert K. Strunk, II
 By_______________________
   Alan Lilienthal
   Vice President

 MIDLANTIC BANK,                6000 Midlantic Drive
 NATIONAL ASSOCIATION           Box 6000
                                Mt. Laurel, NJ 08504-6000
 By_______________________      Telecopier: 609-778-2683
   Peter J. Cahill              Attention: Denise D. Killen
   Senior Vice President

       Schedules and Exhibits


 Schedule 1.01     Certain Permitted Liens

 1.     Lien for Franchise Taxes of GNAC Corp. for 1989, 1990, 1991 and
 1992.

 2.     Judgement against Golden Nugget of Atlantic City Corporation      in
 favor of Steven M. Kramer, Esq. and Joel W. Garber, Esq.

 3. Judgement against GNOC in favor of the State of New Jersey dated 6/8/92

 4.     Federal Tax Lien against Golden Nugget, Marketing Corp.,
      (Book 145, Page 181)

 5. Mechanic's Lien against Golden Nugget Gambling Hall, Inc., a/k/a GNAC Corp., in favor of Heritage Aluminum and Glass, Inc. (Book 10, Page 325)

 Schedule 4.05     Pending or Threatened Litigation against the Borrower

      None

 Schedule 4.06     Certain Permitted Indebtedness

       None

 Schedule 4.15     Environmental Matters

 The matters set forth in that certain Phase I Environmental Assessment dated December 7, 1995 prepared by Property Solutions Incorporated.

 Schedule 4.20     Labor Matters involving the Borrower

      COLLECTIVE BARGAINING AGREEMENTS

 UNION                                           EXPIRATION DATE

 LOCAL 54                                        SEPTEMBER 15, 1999

 LOCAL 68                                        JUNE 30, 1996

 LOCAL 623                                       APRIL 30, 1996

 LOCAL 711                                       APRIL 30, 1996

 Schedule 6.07     Subsidiaries of the Borrower or its Subsidiaries

       GNF
       Exhibit 2.02

        Form of Borrowing Notification

        BORROWING NOTIFICATION

      With respect to the Amended and Restated Credit Agreement dated May 2, 1996 (the "Credit Agreement"), among GNOC Corp., a New Jersey corporation, as borrower, First Union National Bank as lender and agent and Midlantic Bank, N.A. as lender, the undersigned hereby requests that the Bank advance funds as follows:



 1.     Aggregate amount of loans
      presently outstanding                                   $____________

 2.     Amount of requested loan:                             $_____________

 3.     Date of loan:       ____________________

 4.     Deposit to Account #____________

 GNOC Corp.

       Exhibit 2.03

        FORM OF REVOLVING CREDIT NOTE

           THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF ANY INTEREST IN THIS NOTE OR OF ANY PARTICIPATION IN THE LOANS THIS NOTE EVIDENCES IS CONDITIONAL AND SHALL BE INEFFECTIVE IF THE NEW JERSEY CASINO CONTROL COMMISSION DISAPPROVES.


 $[amount]                             As of May 2, 1996

       GNOC, Corp., a corporation organized under the laws of the State of New Jersey (the "Borrower"), for value received, hereby promises to pay to the order of [insert] (the "Bank") on June 30, 1998, in lawful money of the United States of America and in immediately available funds, the principal sum of [amount] DOLLARS or such lesser unpaid principal amount as shall be outstanding hereunder, together with interest from the date hereof on the unpaid principal balance of this Revolving Credit Note, payable on the dates and at the rate provided for in the Second Amended and Restated Loan Agreement dated as of May 2, 1996 by and among the undersigned, First Union National Bank and Midlantic Bank, National Association (the "Agreement"). In no event shall the interest rate payable hereon exceed the maximum rate of interest permitted by law. Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

       The holder of this Revolving Credit Note is authorized to record in its books and records (whether electronically or manually maintained), pursuant to Section 2.03 of the Agreement, the date and principal amount of each Revolving Credit Loan made by the Bank, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto. Such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the Bank to make such recordation shall not affect the obligations of the Borrower hereunder or under the Agreement. The aggregate unpaid principal amount of all Revolving Credit Loans set forth in such schedule shall be presumptive evidence of the principal amount owing and unpaid on this Revolving Credit Note.

       This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, and is entitled to the benefits and is subject to the terms of the Agreement. The principal of this Revolving Credit Note is repayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.

       Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Revolving Credit Note are hereby waived.

       Upon the occurrence of any Event of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note may be declared to be immediately due and payable, all as provided in the Agreement.

       This Revolving Credit Note shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of New Jersey.

       This Revolving Credit Note may not be changed orally, but only by an instrument in writing executed pursuant to the provisions of Section 9.01 of the Agreement.

                           GNOC, CORP.

                           By:  exhibit - do not sign

                                Donna M. Graham
                                Vice President and Chief
                                   Financial Officer
       Exhibit 5.05C-1

         INDEPENDENT AUDITORS' REPORT ON COMPLIANCE

  Board of Directors
  GNOC, CORP.

  We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of GNOC, Corp. (a wholly owned subsidiary of Bally Entertainment Corporation) as of _____________, 199___ and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended, and have issued our report thereon dated _________________, 199__.

  In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Sections 5.01, 5.02, 5.03, 6.01 and 6.02 of the Second Amended and Restated Loan Agreement dated as of May 2, 1996 to which First Union National Bank, Midlantic Bank, National Association <insert names of other banks that are party to agreement by reason of permitted assignment at the time report is issued> (the "Banks") and GNOC, Corp. are parties insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

  This report is intended solely for the use of the Company and the Banks and should not be used for any other purpose.
       Exhibit 5.05C-2

         Form of Accountant's reliance letter

  [date]

  Dear

  <name of accountant> has been engaged to conduct an audit, in accordance with generally accepted auditing standards, of the consolidated financial statements for the year ended <insert date> of GNOC, Corp. (the "Company") for the primary purpose of expressing an opinion on whether the consolidated financial statements present fairly its financial position at <insert date> and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles. Our audit of the Company's [insert] financial statements was being made for the purpose stated above, and has not been planned or conducted for the benefit of First Union National Bank, Midlantic Bank, National Association (the "Banks") or in contemplation of the Banks' ongoing credit decisions related to the Second Amended and Restated Loan Agreement dated May 2, 1996 between the Company and the Banks (the "Agreement"). Therefore, items of possible interest to the Banks may not be specifically addressed.

  We acknowledge, however, that the Company plans to provide the Banks with a copy of the consolidated financial statements referred to above and of our report thereon dated [insert], and that the Banks intend to use the audited consolidated financial statements as part of their ongoing credit decisions related to the Agreement, and that the Company has knowledge of such intended reliance.

  In providing this letter, we advise both you and the Banks of the following. The financial statements are the representations of management of the Company, and management has the responsibility for adopting sound accounting policies, for maintaining an adequate and effective system of accounts, for safeguarding the assets, and for devising adequate internal control structure. Because there are inherent limitations involved in any audit that is intended to express an opinion on the fairness of the presentation of the financial statements being reported on, an auditor's report is never intended to be a warranty or guaranty of any sort, but rather is an opinion, arrived at in accordance with recognized professional standards, whether the financial statements as a whole present fairly, in all material respects, in conformity with generally accepted accounting principles, the Company's financial position as of the balance sheet date and the results of its operations and its cash flows for the period then ended. Our use of professional judgment and our assessment of materiality for the purpose of our work mean that matters may have existed that would have been assessed differently by others, including the Banks, in connection with the ongoing credit decisions related to the Agreement. Our audit should not be taken to supplant the inquiries and procedures that the Banks should undertake for the purpose of satisfying itself of the Company's credit worthiness or compliance with the provisions of the Agreement referred to above. In addition, we will perform no procedures subsequent to the date of our report to update our report or the financial statements.

  Our opinion should never be mistaken as authorization or approval for a credit decision. A lender's credit decision should be based not only on the borrower's financial statements, but also on the lender's exercise of reasonable due diligence with respect to many other factors, some of which are internal and some of which are external to the borrower. Moreover, a lender needs to monitor those factors on a on-going basis and not rely solely on a once-a-year report by an auditor on the historical financial statements of the borrower. We wish to emphasize, therefore, that any lender would be remiss in placing its reliance solely upon our report in making its ongoing credit decisions with respect to the Agreement and that it is our understanding that the Banks are not relying solely on the financial statements audited by <insert name of accountant> in connection with the ongoing credit decisions related to the Agreement.

  Very truly yours,

       Exhibit 5.05e

         Form of Quarterly Compliance Certificate


         OFFICER'S CERTIFICATE

       I, [insert], being the Vice President-Finance of GNOC, Inc., a New Jersey corporation (the "Company"), hereby certify, pursuant to Section 5.05e of the Second Amended and Restated Loan Agreement (the "Agreement") dated as of May 2, 1996 among the Company, First Union National Bank and Midlantic Bank. N.A. as follows:

            1. The accompanying schedules accurately reflect the calculations of the financial tests contained in Section 5.01, 5.02, 5.03, and 6.01 of the Agreement.

            2. I have no knowledge that an Event of Default (as such term is defined in the Agreement) has occurred or that any event has occurred that with the passage of time or giving of notice or both would, if unremedied, be an Event of Default.

            The statements set forth herein above are true, correct and complete to the best of my knowledge and belief.

  Dated:


  ___________________________________
  [insert]

GNOC, Inc.
  Affirmative Covenants - Line of Credit
  Period ended:

  SECTION 5.01 CONSOLIDATED NET WORTH

       [show calculations]


  SECTION 5.02 CONSOLIDATED INTEREST COVERAGE RATIO

       [show calculations]


  SECTION 5.03 CONSOLIDATED FUNDED DEBT RATIO

       [show calculations]


  SECTION 6.01 RESTRICTED PAYMENTS

       [show calculations]

       Exhibit 5.16(b)(ii)

         COLLATERAL ASSIGNMENT OF CONSTRUCTION
         AND ARCHITECT CONTRACTS

       KNOW ALL MEN BY THESE PRESENTS THAT GNOC, Corp., having a mailing address at [insert address of borrower] (the "Assignor"), in consideration ONE DOLLAR ($1) paid by First Union National Bank, having an office at [insert address of lender] (the "Assignee"), hereby assigns, transfers and conveys unto Assignee, its successor and assigns, all the rights, interest and privileges of Assignor in and to any construction and architect contracts between Assignor and others for the construction of the project located at [insert] including, but not limited to those certain agreements by and between Assignor and [insert] (together hereinafter called the "Contracts"), together with all rights and privileges of any nature thereunder accruing to Assignor.
       This Assignment is made as additional security for the payment and performance of Assignor's obligations under [insert].

       Assignor covenants, represents and warrants that:

       1. Assignor has not executed or made any prior assignment of any of its rights under the Contracts, and will not do so in the future;

       2. Assignor has not done anything which might prevent Assignee from complying with, or limit Assignee in operating under, any of the provisions of the contents; and

       3. Except insofar as Assignee may request performance under any of the Contracts: Assignee will not be obligated to perform or discharge any obligation under the Contracts or under or by reason of this Assignment, and Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all liability, loss or damage which Assignee may or might incur under the Contracts or under or by reason of this Assignment and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligation or undertaking on Assignee's part to perform or discharge any of the covenants, obligations and conditions of the Contracts, and if Assignee should incur any such liability, loss or damage under the Contracts or under or by reason of this Assignment, or in defense against any such claims or demands, the amount thereof, including costs, expenses and reasonable attorney's fees, together with interest thereon at the rate applicable to such charges in accordance with the terms of the loan documents executed in connection herewith ("Loan Documents"), shall be payable by Assignor to Assignee immediately upon Assignee's demand, subject to the terms of the Loan Documents.

       This Assignment shall inure to the benefit of and shall be binding upon the parties hereof and their respective successors and assigns.

       This Assignment shall be governed by and construed accordingto the laws of the State of New Jersey.

       IN WITNESS WHEREOF, Assignor has caused these presents to be executed and to be made effective as of [insert date].

       Exhibit 5.16(b)(iii)

  [date]

  First Union National Bank
  550 Broad Street
  Newark, New Jersey 07102

  GNOC, Corp. ("Borrower")
  Premises: [description]

  Gentlemen:

       The undersigned is a contractor [architect] on the above project.
  In consideration of your making a loan to Borrower to finance said construction, we agree that in the event of default by Borrower under any of the loan documents, we shall, at your request, continue performance on your behalf under our agreement with the Borrower (a copy of which is attached as Exhibit A) in accordance with the terms thereof, provided we shall be reimbursed in accordance with said agreement for all work, labor and materials rendered on your behalf. No material modification of our agreement shall be binding upon you without your consent.

       We acknowledge that (i) the agreement is in full force and effect; and (ii) there are no arbitration proceedings pending under the agreement.

  [signed]